EXHIBIT 5.1

September 20, 2012

Board of Directors

Old National Bancorp

One Main Street

Evansville, Indiana 47708

RE:	Registration Statement on Form S-8 Relating to the Home Federal

Bancorp 1995 Stock Option Plan, Home Federal Bancorp 1999 Stock

Option Plan, and Home Federal Bancorp 2001 Stock Option Plan

Ladies and Gentlemen:

We have acted as counsel to Old National Bancorp (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of an aggregate of 157,086 shares of the Company’s common stock, without par value (the “Shares”), for possible issuance under and in accordance with the terms and conditions of the Home Federal Bancorp 1995 Stock Option Plan, Home Federal Bancorp 1999 Stock Option Plan, and Home Federal Bancorp 2001 Stock Option Plan (collectively, the “Plans”) as set forth in the Registration Statement.

This opinion is delivered in accordance with the requirements of Item 6.01(b)(5) of Regulation S-K under the Act. In rendering this opinion, we have reviewed and are familiar with the Company’s Articles of Incorporation and By-Laws, each as amended and restated and in effect on the date hereof, and such other records, documents and information as we have in our judgment deemed relevant.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Based on the foregoing, it is our opinion that the Shares to be issued under the Plans are duly authorized and, when issued by the Company in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

This opinion letter is provided to the Company and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of that set forth in the fourth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We do, however, hereby consent to the use of this opinion as an exhibit to the Registration Statement and use of our name wherever appearing in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Krieg DeVault LLP

KRIEG DEVAULT LLP